Exhibit 10.15

October 1, 2013

Dear Christopher Fry,

This letter agreement (the “Agreement”) is entered into between Twitter, Inc., a Delaware corporation (“Company” or “we”) and you. This Agreement is effective as of the date you sign this Agreement, as indicated below. The purpose of this Agreement is to confirm the current terms and conditions of your employment.

1. Position. Your title will continue to be Senior Vice President, Engineering and you will continue to report to Dick Costolo, Chief Executive Officer. You will continue to be a regular, full-time at-will employee. You will continue providing services from the Company’s San Francisco, CA location. You may be required to travel as one part of your duties.

2. Base Salary. The Company will continue to pay you a gross salary at an annualized rate of Two Hundred Fifty Thousand Dollars ($250,000), payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment from time to time in accordance with the employee compensation policies then in effect.

3. Employee Benefits. As a regular employee of the Company, you will continue to be eligible to receive Company-sponsored benefits in accordance with the terms of the applicable benefit plans. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Severance. The compensation committee of the Company’s board of directors has approved your participation in our Change of Control and Severance Policy (the “Severance Policy”), based on your senior position with the Company. The Severance Policy sets forth the severance payments and benefits to which you would be entitled in connection with certain terminations of employment occurring on or following a Company change of control. You will be provided a participation agreement under the Severance Policy outlining the payments and benefits for which you will be eligible. You will be asked to return an executed copy to the Company. The payments and benefits under the Severance Policy will be in lieu of any other severance or other benefits you would otherwise be entitled to under any plan, program or policy that the Company may have been in effect from time to time.

5. Employee Invention Assignment and Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your execution of this Agreement reaffirms the terms of the Employee Invention Assignment and Confidentiality Agreement (“Confidentiality Agreement”), which you executed when you joined the Company.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. This is the full and complete agreement between you and the Company regarding the duration of the employment relationship. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment, the Confidentiality Agreement and the Dispute Resolution Policy may only be changed through an express written agreement signed by you and duly authorized officer of the Company (other than you).

7. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity that would create a conflict of interest with the Company, which includes engaging in any work that is competitive in nature. While you render services to the Company, you also agree to not assist any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company. In addition, for a period of one (1) year after the termination of your services, you agree to not solicit either directly or indirectly, any employee of the Company to leave the Company for other employment or assist any person or entity in doing the same.

8. Taxes. All forms of compensation that are subject to income or payroll taxes will be reduced to reflect applicable income tax withholding and payroll taxes. Any form of compensation that is subject to income or payroll taxes and that is not paid in cash will result in a reduction in cash compensation to reflect applicable income tax withholding and payroll taxes.

9. Dispute Resolution. We sincerely hope that no dispute will arise between us. If a dispute should arise, it can be resolved through the Company’s Dispute Resolution Policy, which you previously executed when you joined the Company.

10. Entire Agreement. This Agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company relating to the subject matters described herein, including, but not limited to, your previous offer letter with the Company. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Very truly yours,
Twitter, Inc.

By	/s/ Richard Costolo
Richard Costolo, Chief Executive Officer

I have read, understood and accept all the provisions of this Agreement:

/s/ Christopher Fry
Christopher Fry

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